UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2021

ORIGINCLEAR, INC.

(Name of registrant as specified in its charter)

Nevada	333-147980	26-0287664
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or organization)		Identification Number)

13575 58th Street North, Suite 200 Clearwater, FL	33760
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 939-6645

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b2 of the Securities Exchange Act of 1934 (§240.12b2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

Exchange of Preferred Shares

Between May 21, 2021 and May 24, 2021, holders of OriginClear, Inc.’s (the “Company”) Series I Preferred Stock and Series K Preferred Stock exchanged an aggregate of 60 shares of Series I Preferred Stock and an aggregate of 525 Series K Preferred Stock for 585 shares of the Company’s Series R Preferred Stock.

On May 24, 2021, holders of the Company’s Series F Preferred Stock exchanged an aggregate of 15 shares of Series F Preferred Stock for 15 shares of the Company’s Series Q Preferred Stock.

Between May 24, 2021 and June 1, 2021, holders of the Company’s Series G Preferred Stock exchanged an aggregate of 65 shares of Series G Preferred Stock for 65 shares of the Company’s Series S Preferred Stock.

Conversion of Preferred Shares

On May 26, 2021, holders of the Company’s Series J Preferred Stock converted an aggregate of 10 Series J shares into an aggregate of 105,933 shares of the Company’s common stock.

On May 24, 2021, holders of the Company’s Series L Preferred Stock converted an aggregate of 7.5 Series L shares into an aggregate of 83,706 shares of the Company’s common stock.

 Between May 24, 2021 and May 26, 2021, holders of the Company’s Series O Preferred Stock converted an aggregate of 125 Series O shares into an aggregate of 2,761,808 shares of the Company’s common stock.

Between May 24, 2021 and May 26, 2021, holders of the Company’s Series P Preferred Stock converted an aggregate of 41 Series P shares into an aggregate of 456,834 shares of the Company’s common stock.

On May 26, 2021, holders of the Company’s Series Q Preferred Stock converted an aggregate of 50 Series Q shares into an aggregate of 1,059,324 shares of the Company’s common stock.

Between May 24, 2021 and May 26, 2021, holders of the Company’s Series R Preferred Stock converted an aggregate of 424 Series R shares into an aggregate of 11,108,455 shares, including make-good shares, of the Company’s common stock.

Between May 24, 2021 and May 26, 2021, holders of Series S Preferred Stock converted an aggregate of 35 Series S shares into an aggregate of 769,964 shares of the Company’s common stock.

The securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act for transactions not involving a public offering.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 26, 2021, the Company filed a certificate of withdrawal of the Company’s certificate of designation of Series U Preferred Stock, and filed a certificate of designation for a new series of Series U Preferred Stock, with the Secretary of State of Nevada.

Pursuant to the certificate of designation for the new series of Series U Preferred Stock, the Company designated 5,000 shares of preferred stock as Series U Preferred Stock. The Series U Preferred Stock has a stated value of $1,000 per share. The Series U Preferred Stock will not be entitled to any dividends and will not have any voting rights except as may be required by applicable law. The Series U Preferred Stock will be convertible into common stock of the Company in an amount determined by dividing 150% of the stated value of the Series U Preferred Stock being converted by the conversion price; certain prior investors will also be entitled to certain make-good shares; provided that, the Series U Preferred Stock may not be converted into common stock to the extent such conversion would result in the holder beneficially owning more than 4.99% of the Company’s outstanding common stock (which may be increased up to 9.99% upon 61 days’ written notice). The conversion price will be equal to the lesser of $0.20 or the average closing sale price of the common stock for the five trading days prior to the conversion date. The Company will have the right (but no obligation) to redeem the Series U Preferred Stock at any time at a redemption price equal to, if paid in cash, the stated value, or, if paid in shares of common stock, in an amount of shares determined by dividing 200% of the stated value being redeemed by the conversion price then in effect, and adding any applicable make-good shares. The foregoing description of the certificate of designation is qualified by reference to the full text of the certificate of designation, a copy of which is attached hereto as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

3.1	Certificate of Designation of Series U Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORIGINCLEAR, INC.

June 2, 2021	By:	/s/ T. Riggs Eckelberry
Name: T. Riggs Eckelberry Title: Chief Executive Officer